Exhibit 99.1

Contact:
ICR
Investor Relations
Garrett Edson: (484) 320-5800

Media
Phil Denning: (203) 682-8200

FOR IMMEDIATE RELEASE

DFC GLOBAL CORP. ANNOUNCES NEW $180 MILLION GLOBAL REVOLVING

CREDIT FACILITY

Berwyn, Pennsylvania – October 25, 2013 – DFC Global Corp. (NASDAQ: DLLR), a leading international diversified financial services company serving primarily unbanked and under-banked consumers for over 30 years, today announced a new five-year $180 million global revolving credit facility, with the potential to further expand the credit facility to $230 million. Interest payable on borrowings under the new facility, which replaces the Company’s previous $235 million global revolving credit facility, will be derived from a pricing grid based on the Company’s total secured leverage ratio, which currently allows borrowings at an interest rate of LIBOR plus 400 bps, or approximately 5.0%.

The new revolving credit facility, which now includes a Euro based lender and is bound by a secured debt leverage ratio in lieu of a total debt to EBITDA calculation, is set to mature on October 25, 2018. The Company plans to use the new facility to continue to maintain its active global acquisition pipeline as well as providing for short-term liquidity needs in the normal course of business.

About DFC Global Corp.

DFC Global Corp. is a leading international non-bank provider of alternative financial services, principally unsecured short term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through its over 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland. The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries. For more information, please visit the Company’s website at www.dfcglobalcorp.com.

Page	1

The Company believes that its customers, many of whom receive income on an irregular basis or from multiple employers, choose to conduct their personal financial business with the Company rather than with banks or other financial institutions due to the range and convenience of services that it offers, the multiple ways in which they may conduct business with the Company and its high-quality customer service. The Company’s products and services, principally its unsecured short-term consumer loans, secured pawn loans and check cashing and gold buying services, provide customers with convenient access to cash for living expenses and other needs. In addition to these core offerings, the Company strives to offer its customers additional high-value ancillary services, including Western Union® money orders and money transfers, reloadable VISA® and MasterCard® prepaid debit cards and foreign currency exchange.

Forward-Looking Statements

This news release contains forward-looking statements, including, among other things, statements regarding the following: recent acquisitions and their expected benefits; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates and fluctuations in the price of gold on reported operating results; the regulatory environment in Canada, the United Kingdom, the United States, Scandinavia and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; financing initiatives; and the performance of new products and services. These forward-looking statements involve risks and uncertainties, including risks related to: the respective regulatory environments, including reviews of our operations principally by the CFPB in the U.S. and the Office of Fair Trading in the U.K., and the effect of legislation in Finland that will restrict our business in that country; current and potential future litigation; the identification of acquisition targets; the integration and performance of acquired stores and businesses; the performance of new stores and internet businesses; the impact of debt and equity financing transactions; the results of certain ongoing income tax appeals; the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully integrate and achieve anticipated synergies from any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, CFPB, U.S. Federal or state, U.K., Canadian, Scandinavian, European Union, or other foreign legislative or regulatory activities affecting the Company

Page	2

or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” on the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended June 30, 2013. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Page	3